Exhibit 5.1

[Letterhead of McGuireWoods LLP]

June 26, 2012

Newfield Exploration Company

4 Waterway Square Place, Suite 100

The Woodlands, Texas 77380

Ladies and Gentlemen:

We have acted as special counsel to Newfield Exploration Company, a Delaware corporation (the “Company”), in connection with the issuance by the Company of $1,000,000,000 aggregate principal amount of the Company’s 5 5/8% Senior Notes due 2024 (the “Notes”). The Notes were offered and sold pursuant to a prospectus supplement dated June 19, 2012, filed with the Securities and Exchange Commission (the “Commission”) on June 20, 2012 (the “Prospectus Supplement”) pursuant to Rule 424(b), to a prospectus dated August 10, 2011 (such prospectus, as amended and supplemented by the Prospectus Supplement, the “Prospectus”), included in a Registration Statement on Form S-3 (File No. 333-176218) (the “Registration Statement”), which Registration Statement became effective upon filing with the Commission pursuant to Rule 462(e) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

The Notes, which are “senior debt securities” for purposes of the Registration Statement, are being issued under an indenture dated as of February 28, 2001 (the “Base Indenture”), between the Company and U.S. Bank National Association (as successor to Wachovia Bank, National Association (formerly First Union National Bank)), as trustee (in such capacity, the “Trustee”), as supplemented by the Third Supplemental Indenture dated June 26, 2012 (the “Third Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), and are being offered to the public in accordance with an Underwriting Agreement dated June 19, 2012 (the “Underwriting Agreement”) among the Company and the Underwriters named in Schedule I to the related Pricing Agreement dated June 19, 2012 (the “Pricing Agreement”).

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a) the Registration Statement;

(b) the Prospectus;

(c) the Prospectus Supplement;

(d) the Base Indenture;

(e) the Third Supplemental Indenture;

Newfield Exploration Company

June 26, 2012

(f) (i) global security (No. 001) registered in the name of Cede & Co. evidencing $500 million principal amount of Notes, and (ii) global security (No. 002) registered in the name of Cede & Co. evidencing $500 million principal amount of Notes, each dated June 26, 2012;

(g) the Underwriting Agreement; and

(h) the Pricing Agreement.

The documents referred to in clauses (d) through (h) above are referred to collectively as the “Subject Documents” and each, individually, as a “Subject Document.”

In addition we have examined and relied upon the following:

(i) a certificate from the secretary of the Company certifying as to (A) true and correct copies of the certificate of incorporation and bylaws of the Company, each as amended to date (the “Organizational Documents”), and (B) certain resolutions adopted by the Board of Directors of the Company and by the Pricing Committee of the Board of Directors of the Company; and

(ii) originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

“Applicable Law” means the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, the laws of the State of New York and the relevant federal laws of the United States.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a) Factual Matters. To the extent that we have reviewed and relied upon certificates of the Company or authorized representatives thereof, all of such certificates, representations and assurances are accurate with regard to factual matters.

(b) Signatures. The signatures of individuals who have signed the Subject Documents are genuine and (other than those of individuals signing on behalf of the Company) authorized.

(c) Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

Newfield Exploration Company

June 26, 2012

(d) Organizational Status, Power and Authority and Legal Capacity of Certain Parties. All parties to the Subject Documents are validly existing and in good standing in their respective jurisdictions of formation and have the capacity and full power and authority to execute, deliver and perform the Subject Documents and the documents required or permitted to be delivered and performed thereunder, except that no such assumption is made as to the Company as of the date hereof. All individuals who have signed each Subject Document had the legal capacity to execute such Subject Document.

(e) Authorization, Execution and Delivery of Subject Documents. The Subject Documents and the documents required or permitted to be delivered thereunder have been duly authorized by all necessary corporate, limited liability company, business trust, partnership or other action on the part of the parties thereto and have been duly executed and delivered by such parties, except that no such assumption is made as to the Company.

(f) Subject Documents Binding on Certain Parties. The Subject Documents and the documents required or permitted to be delivered thereunder are valid and binding obligations enforceable against the parties thereto in accordance with their terms, except no such assumption is made as to the Company.

(g) No Mutual Mistake, Amendments, etc. There has not been any mutual mistake of fact, fraud, duress or undue influence in connection with the issuance of the Notes as contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement. There are no oral or written statements or agreements that modify, amend or vary, or purport to amend or vary, any of the terms of the Subject Documents, except in the case of the terms of the Base Indenture applicable to the Notes, for the Third Supplemental Indenture.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that when (i) the Notes have been issued and sold as contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement, (ii) the Company has received the consideration provided for in the Prospectus Supplement, the Underwriting Agreement and the Pricing Agreement, and (iii) the Notes have been authenticated in accordance with the provisions of the Indenture, the Notes will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Matters Excluded from Our Opinions

We express no opinion with respect to any matter pertaining to the contents of the Registration Statement, the Prospectus or the Prospectus Supplement other than as expressly stated herein.

We express no opinion with respect to the enforceability of any agreement of the Company as may be included in any Subject Document relating to indemnification, contribution or exculpation from costs, expenses or other liabilities or regarding the choice of governing law (other than the enforceability in a court of the State of New York or in a federal court sitting in the State of New York and applying New York law to any such agreement that the laws of the State of New York shall govern).

Newfield Exploration Company

June 26, 2012

Qualifications and Limitations Applicable to Our Opinions

The opinions set forth above are subject to the following qualifications and limitations:

(a) Applicable Law. Our opinions are limited to the Applicable Law, and we do not express any opinion concerning any other law.

(b) Bankruptcy. Our opinions are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally.

(c) Equitable Principles. Our opinions are subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing. In applying such principles, a court, among other things, might limit the availability of specific equitable remedies (such as injunctive relief and the remedy of specific performance), might not allow a creditor to accelerate maturity of debt or exercise other remedies upon the occurrence of a default deemed immaterial or for non-credit reasons or might decline to order a debtor to perform covenants in a Subject Document.

(d) Choice of New York Law and Forum. To the extent that our opinions relate to the enforceability of the choice of New York law or any choice of New York forum provisions of any Subject Document, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401 and 5-1402 (McKinney 2011) and N.Y. CPLR 327(b) (McKinney 2011) and is subject to the qualification that such enforceability may be limited by principles of public policy, comity and constitutionality. We express no opinion as to whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under the Subject Documents.

Miscellaneous

The opinions set forth herein are being furnished only for the purpose referred to in the first paragraph of this opinion letter. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated as of the date hereof, to the incorporation by reference of this opinion in the Registration Statement and to references to us under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

The opinions set forth herein are made as of the date hereof, and we assume no obligation to supplement this opinion letter if any Applicable Laws change after the date hereof or if we become aware after the date hereof of any facts that might change the opinions expressed herein. Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation.

Very truly yours,

/s/ McGuireWoods LLP